Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Gopher Protocol, Inc.

We consent to the inclusion in the Form S-1 Registration Statement of Gopher Protocol, Inc. (the “Company”) of our report dated March 31, 2017 relating to our audits of the consolidated balance sheet as of December 31, 2016, and consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2016. Our report dated March 31, 2017, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/S/ Anton & Chia, LLP

Newport Beach, California